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Exhibit n.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our report dated March 31, 2006 accompanying the combined financial statements of Horizon Technology Finance, LLC and affiliates, Horizon Technology Funding Company LLC, Horizon Technology Funding Company II LLC, Horizon Technology Funding Company III LLC, Horizon Technology Funding Company IIIB LLC (see note 1 to the combined financial statements) contained in the Registration Statement and Prospectus of Horizon Technology Finance Corporation. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Independent Registered Public Accounting Firm."

/s/ GRANT THORNTON LLP New York, New York April 13, 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM